Exhibit 23.4
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Amendment No. 1 to this Registration Statement on Form S-4 of Home BancShares, Inc. (the “Company”) of our reports dated February 27, 2025, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.
/s/ Forvis Mazars, LLP

Little Rock, Arkansas
January 29, 2026